Exhibit 15.1

Awareness Letter of KPMG LLP, Independent Registered Public Accounting Firm

April 30, 2021

Electronic Arts Inc.
Redwood City, California

With respect to this registration statement on Form S-8 of Electronic Arts Inc., we acknowledge our awareness of the incorporation by reference therein of our reports dated August 7, 2020, November 10, 2020, and February 8, 2021, related to our review of unaudited condensed consolidated interim financial information of Electronic Arts Inc. and subsidiaries that is included in its Forms 10-Q for the quarterly periods ended July 4, 2020, October 3, 2020, and January 2, 2021, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Santa Clara, California